EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




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
                                                               Years Ended December 31,
                        -------------------------------------------------------------------------------------------------------
                                 1995                 1994                1993                 1992                1991
                        -------------------------------------------------------------------------------------------------------

Net Income (loss)
before income taxes
and after minority
interest                       $77,447             $1,986,488          $1,976,231           $1,225,874          ($307,051)
Add fixed charges:
Interest expense             1,265,227                666,141             599,238              643,023            473,598
Amortization of debt
service                        100,200                140,600              93,150              185,209             42,839
Rental expense                 163,333                149,667             105,333               46,000
                        -------------------------------------------------------------------------------------------------------
Total fixed charges          1,528,760                956,408             797,721              874,232            516,437
                        -------------------------------------------------------------------------------------------------------
Net income (loss) as
adjusted                    $1,606,207             $2,942,896          $2,773,952           $2,100,106           $209,386
                        =======================================================================================================
Fixed charges in
excess of earnings                                                                                               $307,051
                                                                                                           ====================
Ratio of earnings to              1.05                   3.08                3.48                 2.40
fixed charges
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